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                                                                       Exhibit 5



Genentech, Inc.
1 DNA Way
South San Francisco, California 94080

January 14, 1999

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Genentech, Inc. (the "Company"). In connection with this opinion, I have examined the following documents:

- the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission covering the offering of 1,000,000 shares of the Company's Common Stock, par value $.02 per share (the "Shares"), pursuant to the Company's Tax Reduction Investment Plan (the "Plan") and the related Prospectus;

-        the Company's Amended and Restated Certificate of Incorporation and
         Bylaws; and

- such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.

I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Plan and the related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I am admitted to practice only in the State of California. The opinions set forth herein are limited to matters of the General Corporation Law of the state of Delaware and the federal securities laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement.



                                            Very truly yours,

                                            /s/ STEPHEN G. JUELSGAARD
                                            -----------------------------------
                                            Stephen G. Juelsgaard
                                            Senior Vice President,
                                            General Counsel and Secretary